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                                                                     EXHIBIT 5.1


                                                                  22nd May, 2002




Cooper Industries
Cedar House
41 Cedar Avenue
Hamilton HM 11
Bermuda

Dear Sirs

COOPER INDUSTRIES, LTD. (THE "COMPANY")

We have acted as legal counsel in Bermuda to the Company in connection with the filing by the Company with the Securities and Exchange Commission, under the Securities Act 1933, a registration statement on Form S-8 No. 333-64400 (the "Registration Statement") in relation to a total of 12,000,000 Class A Common Shares of the Company of par value US$0.01 each (the "Class A Common Shares") which may be issued in accordance with the Cooper Industries Inc. Amended and Restated Stock Incentive Plan (as amended and restated February 14, 2001) (the "Plan") and an equal number of attached Rights to purchase a total of 120,000 Series A Preferred Shares which may be issued on the exercise of the Rights in accordance with the Rights Agreement dated as of May 16, 2002 and made between the Company and EquiServe Trust Company N.A.

For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (the "Documents") together with such other documentation, as we have considered requisite to this opinion. Unless otherwise defined herein, capitalised terms have the meanings assigned to them in the REGISTRATION STATEMENT.

ASSUMPTIONS

In stating our opinion we have assumed:

(a) the authenticity, accuracy and completeness of all Documents and other documentation examined by us submitted to us as originals and the conformity to authentic original Documents of all Documents and other such documentation submitted to us as certified, conformed, notarised or photostatic copies;

(b) that each of the Documents and other such documentation received by electronic means is complete, intact and in conformity with the transmission as sent;


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(c)  the genuineness of all signatures on the Documents;

(d) the authority, capacity and power of each of the persons signing the Documents (other than the Company in respect of the Subject Agreements);

(e) that any representation, warranty or statement of fact or law, other than as to the laws of Bermuda, made in any of the Documents is true, accurate and complete;

(f) that the Subject Agreements constitute the legal, valid and binding obligations of each of the parties thereto, other than the Company, under the laws of its jurisdiction of incorporation or its jurisdiction of formation;

(g) that the Subject Agreements have been validly authorised, executed and delivered by each of the parties thereto, other than the Company, and the performance thereof is within the capacity and powers of each such party thereto, and that each such party to which the Company purportedly delivered the Subject Agreements has actually received and accepted delivery of such Subject Agreements;

(h) that the Plan will effect, and will constitute legal, valid and binding obligations of each of the parties thereto, enforceable in accordance with its terms, under the laws of the State of Ohio by which it is expressed to be governed;

(i) that the Plan is in the proper legal form to be admissible in evidence and enforced in the courts of the State of Ohio and in accordance with the laws of the State of Ohio;

(j) that any award issued under the Subject Agreements (the "Awards") will constitute the legal, valid and binding obligation of the recipient;

(k) that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the execution or delivery of the Subject Agreements or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Subject Agreements is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

(l) that the Company and each of the other parties to the Subject Agreements is not carrying on investment business in or from within Bermuda under the provisions of the Investment Business Act 1998 as amended from time to time (the "IBA");

(m) that the Company Search was complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion

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     and such information has not since the date of the Company Search been materially altered;

(n) that the Litigation Search was complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Litigation Search been materially altered;

(o) that the Resolutions are in full force and effect and have not been rescinded, either in whole or in part, accurately record the resolutions adopted by all the Directors and Shareholders of the Company as unanimous written resolutions of the Board and Shareholders and that there is no matter affecting the authority of the Directors to effect entry by the Company into the Subject Agreements, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

(p) that each Director of the Company, when the Board of Directors adopted the Resolutions (which are Directors' resolutions), discharged his fiduciary duty owed to the Company and acted honestly and in good faith with a view to the best interests of the Company;

(q) that the Company has entered into its obligations under the Subject Agreements in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the transactions contemplated by the Subject Agreements would benefit the Company;

(r) that each transaction to be entered into pursuant to the Subject Agreements is entered into in good faith with a view to the best interests of the Company;

(s) that, at the time of issue by the Management Development and Compensation Committee (the "Committee") of any Award under the Plan or of Class A Common Shares pursuant to such Awards, the Committee has been duly constituted and remains a duly constituted committee of the Board of Directors of the Company having the necessary powers and authority to issue Awards and any Class A Common Shares pursuant to the Plan;

(t) that the approval of the issue of any Awards under the Plan is duly made at a duly convened and quorate meeting of the Committee in a manner complying with the terms of its constitution then in force within the authority then given to the Committee by the Board of Directors of the Company;

(u) that the issue price of the Class A Common Shares issued pursuant to Awards issued under the Plan and the issue price of the Series A Preferred Shares issued on exercise of the Rights will not be less than the par value of such shares and the Company will have sufficient authorized share capital to effect the issue of such shares and will continue to hold the necessary consent of the Bermuda Monetary Authority.

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OPINION

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that when duly issued and paid for pursuant to and in accordance with the terms of the Plan and the Resolutions, the Class A Common Shares will be validly issued, fully paid, non-assessable shares of the Company, that when duly issued in accordance with the Rights Agreement and the Resolutions, the Rights will be validly issued and similarly when duly issued and paid for upon exercise of the Rights in accordance with the terms of the Rights Agreement, the Series A Preferred Shares will be validly issued, fully paid, non-assessable shares of the Company.

RESERVATIONS

We have the following reservations:

(a) We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.

(b) Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of, such other jurisdiction.

(c) Any reference in this opinion to shares being "non-assessable" shall mean, in relation to fully-paid shares of the company and subject to any contrary provision in any agreement in writing between such company and the holder of shares, that: no shareholder shall be obliged to contribute further amounts to the capital of the company, either in order to complete payment for their shares, to satisfy claims of creditors of the company, or otherwise; and no shareholder shall be bound by an alteration of the Memorandum of Association or Bye-Laws of the company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the company.

(d) Bermuda law does not recognize the concept of "treasury shares" and so such shares will not be available to satisfy the obligations of the Company to issue Class A Common Shares under the Plan.

DISCLOSURE

This opinion is addressed to you in connection with the filing with the US Securities and Exchange Commission of the Registration Statement and is not to be made

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available to, or relied on by any other person or entity, or for any other purpose, without our prior written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement by the Company.

This opinion is addressed to you solely for your benefit and is neither to be transmitted to any other person, nor relied upon by any other person or for any other purpose nor quoted or referred to in any public document nor filed with any governmental agency or person, without our prior written consent, except as may be required by law or regulatory authority. Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable laws or the existing facts or circumstances should change.

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully
APPLEBY SPURLING & KEMPE

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                                   AMENDED AND RESTATED STOCK INCENTIVE PLAN OPN


                                    SCHEDULE

1. The entries and filings shown in respect of the Company on the file of the Company maintained in the Register of Companies at office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search completed between 11:05 a.m. and 11:16 a.m. on the 22nd May, 2002 (the "COMPANY SEARCH").

2. The entries and filings shown in respect of the Company in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search completed between 11:05 a.m. and 11:16 a.m. on the 22nd May, 2002 in respect of the Company (the "LITIGATION SEARCH").

3. The Certificate of Incorporation, Memorandum of Association and Bye-laws for the Company (collectively referred to as the "Constitutional Documents").

4.   Certified copy of the following resolutions:

     (i) adopted as unanimous written resolutions of the Directors on 11th June, 2001;

     (ii) adopted as unanimous written resolutions of the Directors on 14th and 15th May, 2002; and

     (iii) adopted by the Sole Shareholder of the Company on 14th May, 2002 (collectively the "Resolutions").

5. An Officers Certificate (the "Certificate") dated May 22nd, 2002 and signed by Terrance V. Helz, Assistant Secretary of the Company confirming the authorized and issued capital of the Company as at that date and the maximum number of Class A Common Shares to be issued pursuant to the Plan and maximum number of Series A Preferred Shares to be issued pursuant to exercise of the Rights.

6. A copy of the consent of the Bermuda Monetary Authority to the issuance of the Series A Preferred Shares pursuant to the Rights Agreement and to the issue of the Class A Common Shares pursuant to the Plan.

7. An electronic copy of the Registration Statement (excluding exhibits and excluding the documents incorporated by reference).

8.   An electronic copy of the Plan.

9.   An executed copy of the Rights Agreement.

     Documents 8 and 9 inclusive are the "Subject Agreements".